Exhibit 5.4

CONSENT OF FÁBIO VALÉRIO CÂMARA XAVIER

The undersigned hereby consents to the use of the report listed below, and the information derived therefrom, as well as to the reference to his name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of Ero Copper Corp., including in the Annual Information Form filed as an exhibit thereto, being filed with the United States Securities and Exchange Commission, and any amendments thereto.

1.	Technical Report on the Caraíba Operations entitled “2022 Mineral Resources and Mineral Reserves of the Caraíba Operations, Curaçá Valley, Bahia, Brazil”, dated December 22, 2022 with an effective date of September 30, 2022.

Yours truly,

/s/ Fábio Valério Câmara Xavier
Fábio Valério Câmara Xavier, MAIG (#5179)
GE21 Consultoria Mineral Ltda.

Dated: August 29, 2025